Exhibit 99.1

For Immediate Release NR 09-1103

Press Release	Contact: Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
Paul.Gennaro@aecom.com

AECOM reports fourth quarter, full fiscal year 2009 results

FY10 EPS outlook-range midpoint reflects 15% growth, backlog grows 10% to $9.5 billion

•                  Fourth-quarter diluted earnings per share from continuing operations increased 20% year over year to 48 cents.

•                  Diluted earnings per share for year ended September 30 increased 23% year over year to $1.73, including 3 cents per share from discontinued operations.

•                  Net income from continuing operations for fourth quarter increased 27% year over year to $54 million.

•                  Net income from continuing operations for year ended September 30 increased 27% year over year to $187 million.

•                  Revenue for fourth quarter decreased 0.2% year over year to $1.6 billion.

•                  Revenue for year ended September 30 increased 18% year over year to $6.1 billion.

•                  Cash flow from operations increased by 38% to $217 million for year ended September 30.

•                  Total backlog at September 30 increased 10% year over year to $9.5 billion.

•                  Diluted earnings-per-share range outlook of $1.90 to $2.00 provided for full fiscal year 2010.

LOS ANGELES (November 12, 2009) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the fourth quarter and full fiscal year ended September 30, 2009.

AECOM reported net income from continuing operations of $54 million for the fourth quarter and diluted earnings per share (EPS) from continuing operations of 48 cents for the fourth quarter.  This represents an increase of 27% over net income of $43 million for the same period last year and an increase of 20% over diluted earnings per share of 40 cents for the same period last year.

Fourth-quarter revenue was $1.6 billion, 0.2% lower than the fourth quarter of fiscal year 2008.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes that revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.  Fourth-quarter revenue, net of other direct costs, was $989 million, 2% lower than the same period last year.

For the full fiscal year 2009, AECOM reported net income from continuing operations of $187 million and diluted EPS from continuing operations of $1.70.  This represents an increase of 27% over net income of $147 million for the same period last year and an increase of 21% over diluted EPS of $1.41 for the same period last year.

The above diluted EPS from continuing operations exclude earnings per share from discontinued operations.  The discontinued operations were associated with the non-strategic assets acquired as part of the July 2008 Earth Tech transaction that AECOM has either divested or intends to divest.

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Revenue for fiscal year 2009 was $6.1 billion — 18% higher than fiscal year 2008.  For fiscal year 2009, the company’s revenue, net of other direct costs, increased 16% to $3.8 billion.

“Our strong performance, in spite of economic pressures, reflects the success of our diversified business model as well as our ability to leverage AECOM’s global network of expertise to expand client relationships,” said John M. Dionisio, AECOM president and chief executive officer.

“During the quarter, we won over $1.8 billion in new projects, highlighted by several mega projects,” Dionisio said.  “These wins, coupled with three recently announced acquisitions, make AECOM well positioned for continued success.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the fourth quarter of fiscal year 2009, the PTS segment reported revenue of $1.3 billion and operating income of $91 million.  This represents a decrease of 3.6% from revenue of $1.4 billion for the same period last year and an increase of 1% over operating income of $90 million for the same period last year.  For the full year, the PTS segment reported revenue of $5.1 billion and operating income of $325 million.  This represents an increase of 17% over revenue of $4.3 billion for the same period last year and an increase of 18% over operating income of $275 million for the same period last year.

PTS revenue, net of other direct costs, decreased 5% for the fourth quarter of fiscal year 2009, to $921 million.  For the full fiscal year 2009, PTS revenue, net of other direct costs, increased 14% to $3.6 billion.

Management Support Services

The MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the fourth quarter of fiscal year 2009, the MSS segment reported revenue of $292 million and operating income of $10 million.  This represents an increase of 18% over revenue of $247 million for the same period last year and an increase of 64% from operating income of $6 million for the same period last year.  For the full year, the MSS segment reported revenue of $1.1 billion and operating income of $48 million.  This represents an increase of 22% over revenue of $867 million for the same period last year and an increase of 41% over operating income of $34 million for the same period last year.

MSS revenue, net of other direct costs, increased 51% for the fourth quarter of fiscal year 2009, to $68 million.  For the full fiscal year 2009, MSS revenue, net of other direct costs, increased 61% to $251 million.

Balance Sheet

As of September 30, 2009, AECOM had $287 million of total cash and cash equivalents, $169 million of debt and $600 million in committed bank facilities with over $470 million in unused capacity.  Cash flow from operations increased by 38% to $217 million for the year ended September 30, 2009.

Outlook

AECOM announced total backlog of $9.5 billion at September 30, 2009, a 10% increase year over year and a 3% increase over the backlog balance at June 30, 2009.

“Our record backlog of $9.5 billion speaks to our ability to grow our book of business in a challenging market,” said Michael S. Burke, AECOM executive vice president and chief financial officer.  “Additionally, our strong execution against our margin improvement initiatives, and our strong balance sheet, position AECOM well for fiscal year 2010.”

Based on the continued strong outlook for the business, AECOM expects diluted earnings per share results for fiscal year 2010 to be in the range of $1.90 to $2.00.  The midpoint of this range reflects 15% growth in earnings per share.

AECOM is hosting a conference call today at 11 a.m. EST, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $6.1 billion during its fiscal year 2009.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Revenue	$1,625,490	$1,629,108	$6,117,465	$5,194,682
Other direct costs	636,207	619,222	2,300,496	1,905,174
Revenue, net of other direct costs	989,283	1,009,886	3,816,969	3,289,508
Cost of revenue, net of other direct costs	894,137	923,407	3,465,766	3,002,610
Gross profit	95,146	86,479	351,203	286,898

Equity in earnings of joint ventures	5,764	10,028	22,557	22,191
General and administrative expenses	25,646	25,673	86,894	70,582
Income from operations	75,264	70,834	286,866	238,507

Minority interest in share of earnings	3,364	2,451	14,182	13,390
Other income (expense)	4,671	(2,566)	1,713	(3,438)
Interest income (expense), net	(2,557)	(2,775)	(10,691)	1,336
Income from continuing operations before income tax expense	74,014	63,042	263,706	223,015

Income tax expense	19,924	20,296	77,002	76,493

Income from continuing operations	54,090	42,746	186,704	146,522

Discontinued operations, net of tax	182	704	2,992	704

Net income	$54,272	$43,450	$189,696	$147,226

Net income allocation:
Preferred stock dividend	$34	$37	$139	$168
Net income available for common stockholders	54,238	43,413	189,557	147,058
Net income	$54,272	$43,450	$189,696	$147,226

Net income per share:
Basic
Continuing operations	$0.49	$0.41	$1.73	$1.44
Discontinued operations	—	0.01	0.03	0.01
	$0.49	$0.42	$1.76	$1.45

Diluted
Continuing operations	$0.48	$0.40	$1.70	$1.41
Discontinued operations	—	0.01	0.03	—
	$0.48	$0.41	$1.73	$1.41

Weighted average shares outstanding:
Basic	111,145	103,583	108,003	101,456
Diluted	112,542	105,817	109,706	104,215

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	September 30, 2009	September 30, 2008
Balance Sheet Information:
Cash and cash equivalents	$287,477	$197,122
Working capital	678,702	663,871
Working capital, net of cash and cash equivalents	391,225	466,749
Total debt	168,809	398,009
Total assets	3,763,348	3,596,190
Total stockholders’ equity	1,729,718	1,422,993

	Twelve Months Ended
	September 30, 2009	September 30, 2008
Cash Flow Information:
Net cash provided by operating activities	$217,432	$157,827

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended September 30, 2009
Revenue	$1,333,168	$292,322	$—	$1,625,490
Other direct costs	411,747	224,460	—	636,207
Revenue, net of other direct costs	921,421	67,862	—	989,283
Cost of revenue, net of other direct costs	833,273	60,864	—	894,137
Gross profit	88,148	6,998	—	95,146
Gross profit as a % of revenue	6.6%	2.4%	—	5.9%
Gross profit as a % of revenue, net of other direct costs	9.6%	10.3%	—	9.6%
Equity in earnings of joint ventures	2,682	3,082	—	5,764
General and administrative expenses	—	—	25,646	25,646
Operating income	90,830	10,080	(25,646)	75,264

Three Months Ended September 30, 2008
Revenue	$1,382,377	$246,731	$—	$1,629,108
Other direct costs	417,517	201,705	—	619,222
Revenue, net of other direct costs	964,860	45,026	—	1,009,886
Cost of revenue, net of other direct costs	881,139	42,268	—	923,407
Gross profit	83,721	2,758	—	86,479
Gross profit as a % of revenue	6.1%	1.1%	—	5.3%
Gross profit as a % of revenue, net of other direct costs	8.7%	6.1%	—	8.6%
Equity in earnings of joint ventures	6,649	3,379	—	10,028
General and administrative expenses	—	—	25,673	25,673
Operating income	90,370	6,137	(25,673)	70,834

Twelve Months Ended September 30, 2009
Revenue	$5,057,688	$1,059,777	$—	$6,117,465
Other direct costs	1,492,207	808,289	—	2,300,496
Revenue, net of other direct costs	3,565,481	251,488	—	3,816,969
Cost of revenue, net of other direct costs	3,252,533	213,233	—	3,465,766
Gross profit	312,948	38,255	—	351,203
Gross profit as a % of revenue	6.2%	3.6%	—	5.7%
Gross profit as a % of revenue, net of other direct costs	8.8%	15.2%	—	9.2%
Equity in earnings of joint ventures	12,465	10,092	—	22,557
General and administrative expenses	—	—	86,894	86,894
Operating income	325,413	48,347	(86,894)	286,866

Segment assets	3,533,153	262,328	(32,133)	3,763,348

Contracted backlog	4,896,699	458,920	—	5,355,619

Awarded backlog	3,748,001	380,789	—	4,128,790

Twelve Months Ended September 30, 2008
Revenue	$4,327,871	$866,811	$—	$5,194,682
Other direct costs	1,194,140	711,034	—	1,905,174
Revenue, net of other direct costs	3,133,731	155,777	—	3,289,508
Cost of revenue, net of other direct costs	2,872,117	130,493	—	3,002,610
Gross profit	261,614	25,284	—	286,898
Gross profit as a % of revenue	6.0%	2.9%	—	5.5%
Gross profit as a % of revenue, net of other direct costs	8.3%	16.2%	—	8.7%
Equity in earnings of joint ventures	13,279	8,912	—	22,191
General and administrative expenses	—	—	70,582	70,582
Operating income	274,893	34,196	(70,582)	238,507

Segment assets	3,289,489	216,537	90,164	3,596,190

Contracted backlog	4,248,932	562,128	—	4,811,060

Awarded backlog	3,458,882	348,404	—	3,807,286